Exhibit 2.7

EXECUTION COPY

VOTING AND LOCK-UP AGREEMENT

THIS AGREEMENT is made on October 26, 2012.

BETWEEN:

[SHAREHOLDER] (the “Safety-Kleen Shareholder”), a shareholder of Safety-Kleen, Inc., a Delaware corporation (“Safety-Kleen”)

- and -

Clean Harbors, Inc., a Massachusetts corporation (“Acquiror”)

- and -

CH Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS:

A.                                    Acquiror, Merger Sub and Safety-Kleen intend to enter into a business combination in which Safety-Kleen will merge into Merger Sub (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of October 26, 2012 (the “Merger Agreement”).

B.                                    As an inducement to Acquiror’s and Merger Sub’s willingness to enter into the Merger Agreement, the Safety-Kleen Shareholder undertakes to take certain actions and do certain things to support the Merger as set out in this voting and lock-up agreement (this “Agreement”).

The Safety-Kleen Shareholder is the registered and/or direct or indirect beneficial owner of, or has control or direction over, the number of issued and outstanding common shares of Safety-Kleen (“Safety-Kleen Common Shares”) set forth on Schedule A.

C.                                    The terms of the Merger are set out in the Merger Agreement, a copy of which is attached as Schedule B. Unless the context indicates otherwise, capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

THEREFORE, in consideration of the covenants herein contained and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Safety-Kleen Shareholder, Acquiror and Merger Sub agree as follows.

ARTICLE 1
REPRESENTATIONS AND WARRANTIES

1.1                               Safety-Kleen Shareholder Representations

The Safety-Kleen Shareholder represents and warrants to Acquiror and Merger Sub (and acknowledges that each of Acquiror and Merger Sub is independently relying upon such representations and warranties in entering into the Merger Agreement) as follows:

(a)                                 The Safety-Kleen Common Shares set forth opposite the Safety-Kleen Shareholder’s name on Schedule A to this Agreement represent all securities or rights to acquire securities of Safety-Kleen held of record or beneficially owned by the Safety-Kleen Shareholder, or over which the Safety-Kleen Shareholder has any voting power or dispositive power or other control or direction.  Except as described in the notes to Schedule A, the Safety-Kleen Shareholder is the sole legal and sole beneficial owner of, directly or indirectly, has sole voting power over, sole power of disposition of, sole control and sole direction over such Safety-Kleen Common Shares, and sole power to agree to all of the matters set forth in this Agreement. Except as described in the notes to Schedule A, the Safety-Kleen Shareholder (or the respective affiliate of the Safety-Kleen Shareholder described in the notes to Schedule A) has good and marketable title to such Safety-Kleen Common Shares, free and clear of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims and demands or rights of others of any nature or kind, except as would not impair the ability of the Safety-Kleen Shareholder to perform its obligations under this Agreement.  Other than the Safety-Kleen Common Shares set out on Schedule A, no other securities of Safety-Kleen or rights to acquire securities of Safety-Kleen are beneficially owned, held of record or controlled or directed, directly or indirectly, by the Safety-Kleen Shareholder.

(b)                                 The Safety-Kleen Shareholder has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Safety-Kleen Shareholder, and assuming the due authorization, execution and delivery by Acquiror and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Safety-Kleen Shareholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity.

(c)                                  The Safety-Kleen Shareholder has not previously granted or agreed to grant any proxy or other right to vote in respect of its Safety-Kleen Common Shares or entered into any voting trust, nor any pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to its Safety-Kleen Common Shares except those which are no longer of any force or effect.

(d)                                 The Safety-Kleen Shareholder does not have any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Safety-Kleen Shareholder of any of its Safety-Kleen Common Shares, or any interest therein or right thereto, except pursuant to this Agreement and the Merger Agreement.

(e)                                  Neither the execution and delivery of this Agreement by the Safety-Kleen Shareholder, the performance by the Safety-Kleen Shareholder of its obligations hereunder, nor the compliance by the Safety-Kleen Shareholder with any of the provisions hereof will result in the creation of any lien or encumbrance on any of its Safety-Kleen Common Shares or result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default that would impair the ability of the Safety-Kleen Shareholder to perform its obligations under this Agreement under any contract or other document to which the Safety-Kleen Shareholder is a party or subject, or any judgment, decree, order, statute, law, rule or regulation applicable to the Safety-Kleen Shareholder that would impair the ability of the Safety-Kleen Shareholder to perform its obligations under this Agreement.

(f)                                   There are no other obligations relating to the Safety-Kleen Common Shares outstanding between the Safety-Kleen Shareholder or its Affiliates, on the one hand, and Safety-Kleen or its Subsidiaries, on the other hand.

(g)                                  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Safety-Kleen Shareholder, threatened against the Safety-Kleen Shareholder or any of its properties that, individually or in the aggregate, could impair the ability of the Safety-Kleen Shareholder to perform its obligations under this Agreement.  There is no judgment, decree or order against the Safety-Kleen Shareholder that could prevent, enjoin, alter or delay the Safety-Kleen Shareholder from performing its obligations under this Agreement.

(h)                                 No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by the Safety-Kleen Shareholder in connection with the execution and delivery by the Safety-Kleen Shareholder of this Agreement and the completion of the matters contemplated by this Agreement.

1.2                               Acquiror and Merger Sub Representations

Each of Acquiror and Merger Sub hereby represents and warrants to the Safety-Kleen Shareholder (and acknowledges that the Safety-Kleen Shareholder is relying upon such representations and warranties) as follows:

(a)           It is a corporation duly incorporated and validly existing under the Laws of its jurisdiction of incorporation.

(b)                                 It has the legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by Acquiror or Merger Sub, as applicable, and has been duly authorized by all necessary corporate action, and assuming the due authorization, execution and delivery by the Safety-Kleen Shareholder, this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, as applicable, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity.

(c)                                  The execution, delivery and performance of this Agreement by Acquiror or Merger Sub, as applicable, will not (i) constitute a violation of its articles of incorporation or by-laws, each as amended or (ii) constitute a violation of any Law applicable or relating to it or its businesses.

ARTICLE 2
SAFETY-KLEEN SHAREHOLDER OBLIGATIONS

2.1                               Restrictions on Transfers

(a)                                 The Safety-Kleen Shareholder hereby irrevocably covenants in favor of Acquiror and Merger Sub that, except as contemplated in this Agreement, the Safety-Kleen Shareholder will not: (i) sell, transfer (except as may be required by court order or by operation of law), gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of its Safety-Kleen Common Shares or any additional common shares of Safety-Kleen in respect of which the Safety-Kleen Shareholder acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Safety-Kleen Common Shares”) or any additional options to acquire common shares of Safety-Kleen in respect of which it acquires direct or indirect legal or beneficial ownership or control or direction after the date hereof (the “Additional Safety-Kleen Options”), or enter into any agreement, arrangement or understanding in connection therewith (whether by actual disposition, derivative transaction or effective economic disposition through cash settlement), or (ii) grant any proxies or powers of attorney, or deposit any of its Safety-Kleen Common Shares, Additional Safety-Kleen Options or Additional Safety-Kleen Common Shares (collectively, the “Owned Safety-Kleen Securities”) into a voting trust or enter into a voting agreement, pooling agreement, understanding or arrangement with respect to such Owned Safety-Kleen Securities, without having first obtained the prior written consent of Acquiror.

(b)                                 Notwithstanding the restrictions in 2.1(a) above, the Safety-Kleen Shareholder may transfer, sell or dispose of any Owned Safety-Kleen Securities to an affiliate of the Safety-Kleen Shareholder, provided, however, that prior to any such transfer, sale or disposition, the transferee shall agree with Acquiror and Merger Sub, in form and on terms satisfactory to Acquiror and Merger Sub, acting reasonably, to be bound by all of the provisions of this Agreement.

2.2                               Non-Solicitation

On the terms and subject to the conditions of this Agreement, the Safety-Kleen Shareholder hereby covenants and agrees in favor of Acquiror and Merger Sub that the Safety-Kleen Shareholder shall:

(a)                                 not take any action of any kind which might, directly or indirectly, interfere with the successful completion of the Merger, including any action to (i) solicit, assist, initiate, facilitate or encourage (including by way of furnishing or providing access to any information or permitting any visit to any facilities or properties of Safety-Kleen or any of its Subsidiaries, or entering into any form of contract) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person (other than Acquiror, Merger Sub and their Affiliates) regarding an actual or potential Acquisition Proposal, (iii) influence the Safety-Kleen Board or any committee thereof to withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to Acquiror or Merger Sub, the approval or recommendation of the Board or any committee thereof of the Merger Agreement or the Merger, (iv) accept, approve, endorse or recommend or remain neutral with respect to, or propose publicly to approve, endorse or recommend or remain neutral with respect to, any Acquisition Proposal, or (v) accept or enter into, or publicly propose to accept or enter into, any contract in respect of an Acquisition Proposal; and

(b)                                 from the date hereof, terminate any existing solicitations, discussions or negotiations with any Person (other than Acquiror or Merger Sub and their Affiliates) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal and cease to provide to any such Person any information, or access to any information, concerning Safety-Kleen or any of its Subsidiaries;

2.3                               Voting Rights

(a)                                 Subject to completion of a proxy as contemplated under this Agreement, the Safety-Kleen Shareholder agrees in favor of Acquiror and Merger Sub that it will, to the extent permitted under applicable Laws, vote (or cause to be voted) all Owned Safety-Kleen Securities at any meeting of the shareholders of Safety-Kleen, and in any action by written consent of the shareholders of Safety-Kleen: (i) in favor of the approval, consent, ratification and adoption of the Merger (and any actions required in furtherance thereof); or (ii) against any action that would impede, delay, interfere or discourage the Merger (including, for greater certainty, against (A) any Acquisition Proposal, (B) any merger, consolidation, business combination, sale of assets, amalgamation, arrangement, reorganization or recapitalization of Safety-Kleen, (C) any sale, lease or transfer of any significant part of the assets of Safety-Kleen, (D) any dissolution, liquidation or winding up of Safety-Kleen, (E) any action to remove or change any of the directors of Safety-Kleen, and (F) any material change in the capitalization of Safety-Kleen, or the corporate structure or charter of Safety-Kleen) (in each case where the relevant proposal does not have the express written agreement of Acquiror and Merger Sub); and (iii) against any action that would result in any breach of any representation, warranty or covenant of Safety-Kleen in the Merger Agreement.  Clean Harbors and Merger Sub acknowledge that the Safety-Kleen Shareholder retains the right to vote in any manner on all matters other than those described in the first sentence of this Section 2.3(a).

(b)                                 For greater certainty, in connection with any matter referred to in Section 2.3(a) other than those matters referred to in Section 2.3(a)(i) and the second sentence of Section 2.3(a), the Safety-Kleen Shareholder agrees in favor or Merger Sub and Acquiror that it will consult with Merger Sub and Acquiror prior to exercising any voting rights attached to its Owned Safety-Kleen Securities and will exercise or procure the exercise of such voting rights as Merger Sub or Acquiror instructs.

(c)                                  Upon the written request or direction of Acquiror or Merger Sub, the Safety-Kleen Shareholder agrees in favor of Acquiror and Merger Sub that the Safety-Kleen Shareholder shall promptly execute and deliver, and not revoke, a proxy appointing such Person or Persons as Acquiror or Merger Sub may request or direct as proxy for the Safety-Kleen Shareholder, with full power of substitution, to attend, vote and otherwise act for and on behalf of the Safety-Kleen Shareholder in respect of all such matters that may come before any meeting of Safety-Kleen shareholders relating to the Merger including any action that would impede, interfere or discourage the Merger and in such circumstances, the Safety-Kleen Shareholder will not be responsible for voting under Section  2.3(a).  If for any reason such proxy is invalid or not effective or is not delivered promptly after request is made, the Safety-Kleen Shareholder hereby unconditionally and irrevocably appoints Acquiror and Merger Sub as attorney in fact for and on its behalf to act in respect of any such resolution in connection with any meeting of the Safety-Kleen shareholders.

2.4                               Additional Covenants of the Safety-Kleen Shareholder

The Safety-Kleen Shareholder hereby undertakes in favor of Acquiror and Merger Sub:

(a)                                 to not make any statements against the Merger or any aspect thereof and to not bring, or threaten to bring, any suit or proceeding for the purpose of, or which has the effect of, directly or indirectly, stopping, preventing, impeding, or varying such Merger or any aspect thereof;

(b)                                 to not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to the Safety-Kleen Shareholder’s Owned Safety-Kleen Securities pursuant to this Article 2, including, but not limited to, the sale of any direct or indirect holding company of the Safety-Kleen Shareholder or the granting of a proxy on any of the Safety-Kleen Shareholder’s Owned Safety-Kleen Securities of any direct or indirect holding company of the Safety-Kleen Shareholder which would have, indirectly, the effects prohibited by this Article 2;

(c)                                  to deposit all of the Safety-Kleen Shareholder’s Owned Safety-Kleen Securities, together with a duly completed letter of transmittal, with a depositary specified by the Paying Agent;

(d)                                 if any of the Safety-Kleen Shareholder’s Owned Safety-Kleen Securities are registered in the name of a Person other than the Safety-Kleen Shareholder or otherwise held other than personally, to cause the direct owner of such securities to perform all covenants of the Safety-Kleen Shareholder under this Agreement as if such direct owner is the Safety-Kleen Shareholder;

(e)                                  to promptly notify Acquiror and Merger Sub of the number of Additional Safety-Kleen Common Shares and/or Additional Safety-Kleen Options acquired by the Safety-Kleen Shareholder, if any, after the date hereof.  Any such securities shall be subject to the terms of this Agreement as though they were Safety-Kleen Common Shares owned by the Safety-Kleen Shareholder on the date hereof;

(f)                                   to promptly notify Acquiror and Merger Sub upon any of the Safety-Kleen Shareholder’s representations and warranties contained herein becoming untrue or incorrect in any material respect prior to the date on which the Merger is consummated (the “Effective Time”), and for the purposes of this provision, each representation and warranty, other than the representation set forth in the first sentence of Section 1.1(a) and the representation set forth in Section 1.1(g), shall be deemed to be given at and as of all times during such period (irrespective of any language which suggests that it is only being given as at the date hereof); and

(g)                                  to not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Merger.

2.5                               Shareholder Capacity.

The Safety-Kleen Shareholder makes no agreement or understanding herein on behalf of any director of Safety-Kleen.  This Agreement is being entered into by the Safety-Kleen Shareholder solely in its capacity as a shareholder of Safety-Kleen, and, notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict, limit or otherwise affect the ability of any director of Safety-Kleen to take any action in his or her capacity as a director of Safety-Kleen.

2.6                               No Ownership Interest

Nothing contained in this Agreement vests in Acquiror and Merger Sub any direct or indirect ownership, or incidence of ownership, of or with respect to any Owned Safety-Kleen Securities.  All rights, ownership and economic benefits of and relating to any Owned Safety-Kleen Securities remain vested in and belong to the Safety-Kleen Shareholder, and Acquiror and Merger Sub have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Safety-Kleen or exercise any power or authority to direct the Safety-Kleen Shareholder in the voting of any of the Owned Safety-Kleen Securities, or in the performance of the Safety-Kleen Shareholder’s duties or responsibilities as a shareholder of Safety-Kleen, except as otherwise provided herein.

2.7                               Remedies

The Safety-Kleen Shareholder agrees that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that Acquiror and Merger Sub will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, with any requirement for the securing or posting of any bond in connection with obtaining any such injunctive or other equitable relief hereby being waived.

ARTICLE 3
OTHER COVENANTS

3.1                               No Dissent

The Safety-Kleen Shareholder hereby waives and agrees, in favor of Acquiror and Merger Sub, not to exercise any rights of appraisal or rights of dissent the Safety-Kleen Shareholder may have in connection with the Merger.

3.2                               Disclosure

The Safety-Kleen Shareholder agrees in favor of Acquiror and Merger Sub:

(a)                                 to the details of this Agreement being described in any proxy statement or registration statement prepared by Safety-Kleen or Acquiror in connection with the Merger; and

(b)                                 to this Agreement being made publicly available as part of any filing made by Safety-Kleen or Acquiror under applicable Law and otherwise to the extent required by Law.

ARTICLE 4
TERMINATION

4.1                               Termination by Safety-Kleen Shareholder

The obligations of the Safety-Kleen Shareholder under this Agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms (including, without limitation, the termination of the Merger Agreement in connection with a Superior Proposal in accordance with Section 10.1(e) of the Merger Agreement).

4.2                               Termination by Acquiror and Merger Sub

Acquiror and Merger Sub, when not in default in the performance of its obligations under this Agreement, may, at any time and without prejudice to any other rights it may have under this Agreement or otherwise, terminate this Agreement, in respect of the Safety-Kleen Shareholder, by notice in writing to the Safety-Kleen Shareholder.

4.3                               Effect of Termination

In the case of any notice of termination of this Agreement pursuant to either Section 4.1 or 4.2, this Agreement shall terminate as between Acquiror and Merger Sub and the Safety-Kleen Shareholder and be of no further force or effect.  Notwithstanding anything else contained herein, such termination shall not relieve any party hereunder from liability for any breach of this Agreement prior to such termination.

ARTICLE 5
MISCELLANEOUS

5.1                               Interpretation

In this Agreement:

(a)                                 Governing Law, Jurisdiction — This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.  Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the District of Delaware and to the jurisdiction of any other competent court of the State of Delaware located in the County of New Castle (collectively, the “Delaware Courts”), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts.  If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of Delaware, preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441.  Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile.  Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

(b)                                 Headings — Headings of Sections, Articles and Schedules are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)                                  Including — Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d)                                 Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include both genders and neuter.

(e)                                  Severability — If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.2                               Incorporation of Schedules

The Schedules attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule A — Safety-Kleen Shareholder Information

Schedule B — Merger Agreement

5.3                               Date for any Action

In the event that any date on which any action is required to be taken hereunder by any party is not a Business Day, such action shall be required to be taken on the next day which is a Business Day.

5.4                               Entire Agreement

This Agreement, together with the agreements and other documents required to be delivered pursuant to this Agreement, constitutes the entire agreement between Acquiror, Merger Sub and the Safety-Kleen Shareholder and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between Merger Sub, Acquiror and the Safety-Kleen Shareholder pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written between Acquiror, Merger Sub and the Safety-Kleen Shareholder in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

5.5                               Survival

The representations and warranties of the Safety-Kleen Shareholder made in this Agreement shall terminate upon termination of this Agreement.

5.6                               Notices

All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the second following Business Day if sent by prepaid overnight courier, to the parties at the following addresses:

if to the Safety-Kleen Shareholder:	As provided on the signature page hereto.

with a copy (which will not constitute notice) to:	Debevoise & Plimpton LLP 919 3rd Avenue New York, NY 10022 Attention: Andrew L. Bab Facsimile: (212) 521-7323 E-mail: albab@debevoise.com

if to Acquiror or Merger Sub:	c/o Clean Harbors, Inc. Attention: General Counsel Facsimile: (781) 792-5903 E-mail: musselman.david@cleanharbors.com

with a copy (which will not constitute notice) to:	Davis, Malm & D’Agostine, P.C. One Boston Place Boston, Massachusetts, U.S.A., 02108 Attention: C. Michael Malm Facsimile: (617) 523-6215 E-mail: cmalm@davismalm.com

Acquiror and Merger Sub may, from time to time, change its address by giving notice to the Safety-Kleen Shareholder in accordance with the provisions of this Section, and the Safety-Kleen Shareholder may change its address by giving Acquiror and Merger Sub such notice in such manner.

5.7                               Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by all parties hereto and, with respect to any such amendment, supplement, modification, waiver or termination relating to Section 4.1 hereof, consented to in writing by Safety-Kleen.

5.8                               Further Assurances

The parties will with reasonable due diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party will provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

5.9                               Time of the Essence

Time will be of the essence in this Agreement.

5.10                        Expenses

Acquiror, Merger Sub and the Safety-Kleen Shareholder shall pay their respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

5.11                        Waiver

The Safety-Kleen Shareholder and Acquiror and Merger Sub agree with each other and confirm to each other that:

(a)                                 any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by any party to be bound or in the case of a waiver, by the party against whom the waiver is to be effective; and

(b)                                 no failure or delay by the Safety-Kleen Shareholder or Acquiror and Merger Sub in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise by the Safety-Kleen Shareholder, Acquiror and Merger Sub.

5.12                        Assignability, Third Party Beneficiary

The provisions of this Agreement are binding upon and enure to the benefit of Acquiror, Merger Sub and the Safety-Kleen Shareholder and their respective heirs, executors, administrators, legal personal representatives, successors and permitted assigns.  The Safety-Kleen Shareholder may not assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of Acquiror and Merger Sub.  Acquiror and Merger Sub may not assign, delegate or otherwise transfer any of its rights, interest or obligations under this Agreement, in respect of the Safety-Kleen Shareholder, without the prior written consent of the Safety-Kleen Shareholder, except that Merger Sub or Acquiror may assign, delegate or otherwise transfer any of its rights, interest or obligations under this Agreement, in respect of the Safety-Kleen Shareholder, to an Affiliate, without reducing its own obligations hereunder, without the consent of the Safety-Kleen Shareholder.  Safety-Kleen shall be an express third party beneficiary of and shall be entitled to rely upon the provisions contained in Section 5.7.  Safety-Kleen and its successors and assigns may enforce such provisions.

5.13                        Independent Legal Advice

The Safety-Kleen Shareholder acknowledges in favor of Acquiror and Merger Sub that it has entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement.  The Safety-Kleen Shareholder further acknowledges in favor of Acquiror and Merger Sub that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution of this Agreement that it has either done so or waived its right to do so, and agrees in favor of Acquiror and Merger Sub that this Agreement constitutes a binding legal obligation and that it is estopped form raising any claim on the basis that it has not obtained such advice.

5.14                        Public Notices

The Safety-Kleen Shareholder acknowledges and agrees in favor of Acquiror and Merger Sub that: all public notices to third parties and all other publicity concerning this Agreement, the Merger Agreement and the transactions contemplated hereunder and thereunder will be planned and co-ordinated by Merger Sub, Acquiror and/or Safety-Kleen in accordance with the Merger Agreement; and the Safety-Kleen Shareholder shall not act unilaterally in this regard without the prior approval of Acquiror and Merger Sub unless such disclosure is required under applicable Law and stock exchange rules in circumstances where prior consultation with Acquiror and Merger Sub is not practicable.

5.15                        Execution and Delivery

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  The parties will be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement among the parties.

[Signature Page Follows]

WITNESSES:	[SHAREHOLDER]

Per:
Name of Witness:		Name:
Title:

CLEAN HARBORS, INC.

Per:
Name: James M. Rutledge
Title: Vice Chairman, President and
Chief Operating Officer

CH MERGER SUB, INC.

Per:
Name: James M. Rutledge
Title: President

SCHEDULE A
SAFETY-KLEEN SHAREHOLDER INFORMATION

Pursuant to Section 1.1(a) of the Agreement, the Safety-Kleen Shareholder is the sole legal and sole beneficial owner of, directly or indirectly, has sole voting power over, sole power of disposition of, sole control and sole direction over such Safety-Kleen Common Shares as set forth below opposite the Safety-Kleen Shareholder’s name, and sole power to agree to all of the matters set forth in the Agreement, except as set out below

Safety-Kleen Shareholder	Safety-Kleen Common Shares

[NAME]	[ ](1)

Notes:

(1)                                 [  ]

Pursuant to Section 1.1(a) of the Agreement, the Safety-Kleen Shareholder has good and marketable title to its Safety-Kleen Common Shares, free and clear of any and all liens, pledges, mortgages, charges, restrictions, security interests, encumbrances, adverse claims and demands or rights of others of any nature or kind, except as set out below:

Safety-Kleen Shareholder

[NAME]                 1.  [DESCRIPTION]

SCHEDULE B
MERGER AGREEMENT